UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2008

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

1999 BROADWAY, STE. 3700, DENVER, CO (Address of Principal Executive Offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (303) 999-4400

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 17, 2008, Berry Petroleum Company  (the “Company”) entered into a First Amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated as of July 15, 2008, (the “Credit Agreement”), with Wells Fargo Bank, N.A. and other lenders.

The Credit Agreement is a $1.5 billion secured revolving facility, originally providing an initial borrowing base of $1 billion.  The Amendment increases the borrowing base to $1.25 billion, with current commitments at $1.08 billion, adds an accordion feature that allows the Company to increase borrowing commitments to $1.25 billion without further bank approval, and modifies the annual commitment fee and the interest rate margins.  The Amendment also shortened the maturity date by one year to July 15, 2012.  The Amendment contains usual and customary conditions, representations, and warranties.  A copy of the Amendment has been attached to this report as Exhibit 10.1 and is incorporated herein by reference.  The press release announcing the Amendment is furnished as Exhibit 99.1.

Item 1.02 Termination of a Material Definitive Agreement

On October 14, 2008, the Company terminated the $100 million senior unsecured revolving credit facility (the “Facility”) with Société Générale, BNP Paribas, and BNP Paribas Securities Corp. entered into on July 30, 2008.  The Facility, which the Company never drew upon, was to mature on December 31, 2008.  Having increased its borrowing base through the Amendment to the Credit Agreement as described in Item 1.01 above, the Company, in its discretion, terminated the Facility, which did not result in any early termination penalties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 of this report relating to the Amendment to the Credit Agreement is incorporated by referenced under this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

10.1	First Amendment to Amended and Restated Credit Agreement by and among Berry Petroleum Company, Wells Fargo Bank, N.A., and other lenders

99.1	Press Release dated October 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: October 17, 2008